PURCHASE AND REDEMPTION AGREEMENT

THIS PURCHASE AND REDEMPTION AGREEMENT (the “Agreement”) is made this 15th day of August, 2006 by and among Cagle’s, Inc., a Georgia corporation (“Seller”), Cagle’s-Keystone Foods LLC, a Delaware limited liability company (the “Company” or the “Buyer”) and Grow-Out Holdings LLC, a Delaware limited liability company (“Holdings”).

WHEREAS, Seller is the legal and equitable owner of a thirty percent (30%) limited liability company interest in the Company;

WHEREAS, Holdings is the legal and equitable owner of a seventy percent (70%) limited liability company interest in the Company;

WHEREAS, pursuant to Section 7.02 of the Limited Liability Company Agreement of the Company dated October 31, 1997, as amended (the “LLC Agreement”) Holdings has exercised its right to require the Company to purchase the limited liability company interests of Seller in the Company; and

WHEREAS the parties desire to enter into this Agreement in order to consummate the transactions described herein.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

1.

Sale of Interests; Closing.

1.1

Subject to the terms of this Agreement and in reliance on the representations and warranties of Seller contained herein, Seller agrees to sell to Buyer, and Buyer agrees to purchase and redeem from Seller, all of Seller’s right, title and interest in and to the thirty percent (30%) limited liability company interests owned by Seller in the Company (the “Interests”), free and clear of all liens, charges or encumbrances.

1.2

The closing with respect to the sale of the Interests (“Closing”) shall be held simultaneously with the execution of this Agreement.

2.

Purchase Price.   The purchase price for the Interests shall be Twenty-Eight Million Dollars ($28,000,000.00) (the “Purchase Price”).  In addition, Buyer has agreed to pay Seller at the Closing hereunder a current return in the amount of Twenty-Eight Thousand One Hundred and Twenty-Five Dollars ($28,125.00) (the “Current Return”) and an administrative fee in the amount of Sixty-Two Thousand Six Hundred Ninety-Five Dollars ($62,695.00) (the “Administrative Fee”). Buyer has delivered to Seller the Purchase Price, the Current Return and the Administrative Fee by wire transfer contemporaneous with the execution and delivery of this Agreement, and Seller has accepted such Purchase Price, Administrative Fee and Current Return as payment in full for the Interests, including any and all claimed rights to distributions or payments of any kind including, without limitation, any payments for taxes, distributions, current or special return or services performed on or prior to the date of this

Agreement with respect to the Interests, other than Seller’s tax distribution through August 15, 2006 which shall be paid to Seller by Buyer on October 2, 2006.

3.

Closing Deliveries.

At or prior to Closing, the parties shall execute and/or deliver the following documents (collectively, the “Transaction Documents”):

3.1

Assignment of Limited Liability Company Interests; and

3.2

Consent in Writing of the Majority Member of the Company, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the redemption of Seller’s Interests in the Company.

4.

Representations and Warranties of Seller.  Seller hereby represents, warrants and covenants to Buyer as follows, which representations, warranties and covenants are an inducement to Buyer to purchase and redeem the Interests from Seller:

4.1

Seller is duly organized, validly existing and in good standing as a corporation under the laws of the state of Georgia and has full power and authority to execute and deliver this Agreement and all Transaction Documents to which it is a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  Each of this Agreement and the Transaction Documents to which Seller is a party has been (or, when executed, will be) duly executed and delivered by it and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

4.2

Seller has, and at the Closing hereunder the Buyer will acquire, good and marketable title to the Interests, free and clear of all liens, charges or encumbrances whatsoever.

4.3

No person holds a power of attorney, including a proxy, with respect to any of the Interests, and Seller has not granted any option to purchase or made any commitments to sell any of the Interests to any other person or entity.

4.4

Neither the execution or delivery of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby on the terms provided herein or therein constitute a default under any term or provision of any contract or agreement to which the Seller is a party, nor of any statute, ordinance, administrative interpretation, ruling or decision of any court to which Seller is subject.  No consent, approval or authorization of any third party is necessary for the performance by Seller of its obligations hereunder.

4.5

To the best of Seller’s knowledge, there are no loans, obligations or liabilities of the Company that are not reflected on the books and records of the Company.

4.6

There are no loans, obligations or liabilities owed by Seller to, or for the benefit of, the Company or any member of the Company that are not reflected on the books and records of the Company.

4.7

There are no obligations, liabilities, payments, disbursements or charges  reflected on the books and records of the Company as of the date hereof which constitute loans or other amounts owed by Seller to, or for the benefit of, the Company or any member of the Company.

4.8

There are no obligations, liabilities, payments, disbursements or charges reflected on the books and records of the Company as of the date hereof which constitute loans or other amounts owed by the Company or any member of the Company to, or for the benefit of, Seller.

4.9

Seller has complied in all material respects with all federal, state and local laws, rules, regulations and ordinances applicable to it relating to the Company and its business and properties.

4.10

Except as disclosed on Schedule 4.10 attached hereto, no civil, criminal or administrative action, hearing, proceeding, suit, or investigation is as of the date of this Agreement pending or, to the knowledge of Seller, threatened, against the Company or its business and properties.

4.11

No representation or warranty of Seller contained in this Agreement, including any Schedule referenced herein, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein not misleading.

5.

Representations and Warranties of the Buyer.  Buyer hereby represents, warrants and covenants to Seller as follows, which representations, warranties and covenants are an inducement to Seller to consummate the purchase and redemption by the Buyer of Seller’s Interests:

5.1

The Buyer is duly organized, validly existing and in good standing as a limited liability company under the laws of the state of Delaware and has full power and authority to execute and deliver this Agreement and all Transaction Documents to which it is a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Buyer of this Agreement and the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action.  Each of this Agreement and the Transaction Documents to which Buyer is a party has been (or, when executed, will be) duly executed and delivered by it and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.2

Neither the execution or delivery of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby on the terms provided herein or therein, constitute a default under any term or provision of any contract or agreement to which Buyer is a party, nor of any statute, ordinance, administrative interpretation, ruling or decision of any court to which Buyer is subject.  No consent, approval or authorization of any third party is necessary for the performance by Buyer of its obligations hereunder.

6.

Survival of Representations and Warranties.  All representations and warranties made by the parties to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

7.

Delivery of Books, Records and Property.  On or before Closing, Seller shall deliver to the Company all inventory, furniture, equipment, books, records, files, customer and supplier lists, contracts, agreements, documents, data, computer software, programs, disks and hardware, payroll, accounting and employment records, bank statements, funds, cash, securities and all other property owned by the Company or relating to the business of the Company, wherever located, in the possession or control of Seller.

8.

Federal Income Tax Matters.

 Notwithstanding any provision of the LLC Agreement to the contrary, including Section 7.04, the parties acknowledge and agree that the transaction for federal income tax purposes will be deemed a liquidation and redemption for money of Seller’s Interests in the Company pursuant to Section 736(b) of the Internal Revenue Code of 1986.  Section 7.04 of the LLC Agreement shall be deemed amended to the effect that all redemptions shall be made for money.  As set forth in Section 6.09 of the LLC Agreement, the parties agree that Holdings as the tax matters partner is empowered to exercise the rights, powers and privileges (including elections under Section 754 of the Internal Revenue Code of 1986, as amended) in connection with matters involving the Company’s federal, state and local tax returns.  Allocation of the parties’ distributive shares of taxable income and tax credits for the tax year ending with the liquidation of Seller’s Interests will be made on a per diem basis.  In connection with the purchase of the Interests contemplated by this Agreement, the Company shall determine the allocation of the purchase price and such allocation of the purchase price shall be as mutually agreed to by the parties or, if the parties cannot agree within forty-five (45) days following the date of Closing, the allocation of the purchase price will be based on an independent appraisal.  The parties agree that a nationally recognized accounting firm, other than a firm providing services to Seller, Buyer or Holdings, is qualified to provide any such independent appraisal.

9.

Reallocation of Interests.   The parties to this Agreement acknowledge and agree that immediately following the closing of the transactions contemplated by this Agreement the limited liability company interests in the Company shall be owned 100% by Holdings.

10.

Mutual Releases.  Each party to this Agreement, for itself and for each of its successors, assigns, agents, representatives, officers, shareholders, members, partners, directors, employees, parent companies, affiliated companies and entities, direct or indirect subsidiaries, whether present, future or former, and all other persons or entities claiming through them (“Releasing Parties”), jointly and severally release, acquit and discharge the other parties to this Agreement and such other parties’ successors, assigns, agents, representatives, officers, shareholders, members, partners, directors, employees, parent companies, affiliated companies and entities, direct or indirect subsidiaries, whether present, future or former, and all other persons or entities claiming through them (“Released Parties”), and each of them, of and from any and all actions, causes of action, proceedings, claims (including, without limitation, claims against a Released Party brought by third parties claiming any right by way of subrogation to any right of a Releasing Party), demands, debts, damages, costs, counterclaims, liabilities, agreements and obligations of any nature whatsoever, whether contingent or matured, known or unknown, direct or indirect, in law, in equity or in bankruptcy, asserted or which might have been asserted prior to, on, or after the date of this Agreement in connection with the formation, management, distributions, ownership interests and all other matters relating to the business and affairs of the Company and the rights, obligations and duties of the members of the Company provided, however, that this mutual release shall not affect or impair any of the representations, warranties, covenants or agreements made by the parties under this Agreement.

11.

Governing Law; Consent to Jurisdiction.  This Agreement, the Transaction Documents and the rights and obligations of the parties hereto and thereto and any claims or disputes relating hereto or thereto shall be governed by and construed in accordance with the laws of the State of Delaware.  The parties consent to the venue of the U.S. District Court for the District of Delaware and the Delaware Court of Chancery with respect to legal actions concerning this Agreement or the Transaction Documents, and waive any right they may have to transfer or change the venue of any litigation brought herein by any of them.  Each party irrevocably hereby consents and submits to the jurisdiction of such courts, and agrees that service of process upon such party by first class certified mail shall constitute personal service of process upon such party.

12.

Further Acts and Documents.  The parties hereto agree to take any and all actions, and to execute and deliver any and all documents, which may be necessary or desirable to carry out the transactions contemplated by this Agreement or to allow the parties to carry on the business and operations of the Company, and to provide the other parties with any and all documents reasonably necessary to verify the accuracy of the representations and warranties contained herein.

13.

Remedies upon Breach.  Upon a breach of this Agreement by any of the parties hereto, the non-defaulting party or parties shall be entitled to any and all remedies available at law or in equity, including specific performance.

14.

No Assignment.  No party shall be entitled to assign its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement.

15.

Nondisclosure.  Unless otherwise required by law, neither Seller, the Company or Holdings, nor any of their respective officers, directors, shareholders, members, partners, principals, advisors or representatives, shall make any public announcement regarding the transaction contemplated by this Agreement.  Any public announcement will be in form and substance mutually acceptable to Buyer and Seller.  In no event shall any press release be issued without the mutual consent of Buyer and Seller.  The Company and Holdings will cooperate with Seller to facilitate any filings or disclosures required by law.

16.

Miscellaneous.  This Agreement contains the entire agreement among the parties hereto with respect to the transactions contemplated herein and shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

(Signatures appear on the following page)

IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase and Redemption Agreement on the date first above written.

CAGLE’S, INC., a Georgia corporation

By:        /s/ Mark M. Ham

Name:   Mark M. Ham IV

Title:     Exec. Vice President & CFO

CAGLE’S – KEYSTONE FOODS LLC,

a Delaware limited liability company

By:     Cagle’s, Inc., a Georgia corporation

   By:        /s/ Mark M. Ham

   Name:   Mark M. Ham IV

   Title:     Exec. Vice President & CFO

By:

Grow-Out Holdings LLC,

a Delaware limited liability company

   By:       /s/ John J. Coggins

   Name:  John J. Coggins,

                                                                                       Title:    Vice President and CFO

GROW-OUT HOLDINGS LLC,

a Delaware limited liability company

                                                                                       By:       /s/ John J. Coggins

   Name:  John J. Coggins,

                                                                                       Title:    Vice President and CFO

Schedule 4.10

Litigation

1.

Michelle Brooks v. Cagle’s-Keystone Foods LLC; Charge No. 241A201053 (Equal Employment Opportunity Commission).

2.

Cagle’s-Keystone Foods LLC – Carolyn Beaty Complaint (Kentucky Occupational Safety and Health Program).

3.

Garry and Julie Daniels v. York, et al. v. Cagle’s-Keystone Foods LLC; Civil Action No. 04-CI-00039 (Commonwealth Court of Kentucky – Clinton Circuit Court).

4.

Claim by Farm Credit Services of Mid-America, FLCA against Cagle’s-Keystone Foods LLC and Cagle Foods Credit, LLC.